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                                                                   EXHIBIT 10.5


                                 SUMMIT DESIGN, INC.
                                 EMPLOYMENT AGREEMENT


     This agreement (the "Agreement") is entered into on February 25, 1999, effective as of such date, between SUMMIT DESIGN, INC., a Delaware corporation (the "Company") and Larry J. Gerhard ("Summit").

1. EMPLOYMENT AND DUTIES. The Company hereby employs Gerhard to serve and perform in the role of Chairman and Chief Executive Officer; provided that, if the Company shall hire a new Chief Executive Officer prior to the expiration of this Agreement, the Company shall employ Gerhard as an advisor to assist the new Chief Executive Officer. Gerhard agrees that while he is Chief Executive Officer, he will perform his duties to the best of his ability and devote full time and attention to the transaction of the Company's business. In the event that the Company hires a new Chief Executive Officer, Gerhard agrees to devote such time and effort as is necessary to provide advisory services to the Chief Executive Officer.

2.   TERM.

     (a) This Agreement shall expire on December 31, 1999. Gerhard hereby agrees that if he is still an employee of the Company on such date, he will resign his employment with the Company. Both parties acknowledge that the employment created herein is employment "at-will" and may be terminated at any time with or without cause under the terms stated herein. In addition, Gerhard agrees that on December 31, 1999, he will resign his positions as a member of the Board of Directors of the Company and a member of the Board of Directors of any of the Company's subsidiaries.

     (b) Termination of this Agreement shall not release Gerhard from any obligations under Sections 5, 6, 7, and 8 hereof.

3. COMPENSATION. In consideration of the services to be performed by Gerhard, the Company agrees to pay Gerhard the compensation consisting of the following:

     (a)  Base Salary of $33,333.33 per month.


     (b) All benefits as specified in the Company's handbook and that are in effect generally for the executive officers of the Company. These benefits include 100% medical, dental and optical coverage for Gerhard and his wife and children under the Company's medical/dental/optical plans, disability, accidental death and dismemberment and life insurance as specified in the employee handbook, the Company sponsored 401(k) retirement savings plan as provided to all employees and four (4) weeks paid time off per year as specified in the Employee handbook. Gerhard shall also be entitled to reimbursement (including any necessary

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tax gross up) for plan deductibles and all other medical/dental/optical expenses not covered under the Company's benefit plans, except for elective cosmetic surgery.

     (c)  An allowance for car expenses of $1,000.00 per month.

4. TERMINATION PAYMENT. Beginning in the earlier of (i) the month that Gerhard's employment is terminated as a result of Gerhard's death or disability; (ii) the month that Summit terminates Gerhard's employment for any reason; or (iii) January 2000, the Company shall pay Gerhard $33,333.33 per month plus all benefits set forth in Sections 3(b) and 3(c) except participation in the 401(k) retirement savings plan and paid time off. This payment shall continue monthly for a total of twenty-four (24) months. Gerhard agrees that the foregoing payment satisfies in full all outstanding obligations owed to Gerhard by the Company.

5. CONFIDENTIALITY. Gerhard acknowledges that certain customer lists, design work, and related information, equipment, computer software, and other proprietary products and information, whether of a technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listings of the Company (collectively referred to as "Technology"), were and will be developed by the Company at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of the Company, and any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to the Company. Gerhard hereby agrees that he will not, at any time, without the express written consent of the Company, publish, disclose, or divulge to any person, firm, or corporation, any of the Technology, nor will Gerhard use, directly or indirectly, for Gerhard's own benefit or the benefit of any other person, firm, or corporation, any of the Technology, except in accordance with this Agreement or other written agreements between the parties.

6. INVENTIONS. All original written materials, including without limitation programs, charts, schematics, drawings, tables, tapes, listings, and technical documentation, that have been or shall be prepared partially or solely by Gerhard in connection with employment by the Company shall belong exclusively to the Company.

7. RETURN OF DOCUMENTS. Gerhard acknowledges that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any confidential information of the Company shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of Gerhard's employment with the Company for any reason whatsoever or upon the written request of the Company.

8. COMPLIANCE. Gerhard agrees to comply with all of the Company's written employment policies, guidelines, and procedures as contained in the Company's employment manual, including revisions and additions thereto.

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9.   INJUNCTION.  In addition to all other legal rights and remedies, the
Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

10. WAIVER. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

11. DISPUTES. The legal relations of the parties hereunder, and all other matters hereunder, shall be governed by the laws of the State of Delaware. Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.

12. COMPENSATION COMMITTEE APPROVAL. The effectiveness of this Agreement shall be subject to the approval of this Agreement by both members of the Compensation Committee, with such approval to be evidenced by their signatures to this Agreement.

13. LIMITATION ON PAYMENTS. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Gerhard
(i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Gerhard's severance benefits under Section 4 shall be payable either

     (i)  in full, or

     (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Gerhard on an after-tax basis, of the greatest amount of severance benefits under Section 4 notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Gerhard otherwise agree in writing, any determination required under this Section 13 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Gerhard and the Company for all purposes. For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Gerhard shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13.

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14.  ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral between the parties hereto pertaining to the subject matter hereof. Without limiting the generality of the foregoing, the Employment Agreement dated as of August 1, 1997 between the Company and Gerhard is superseded in all respects by this Agreement. No modification of amendment hereof is effective unless in writing and signed by both parties.



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

"COMPANY":                         SUMMIT DESIGN, INC.
                                   a Delaware Corporation

                                   By:        /s/ Amihai Ben-David
                                       -----------------------------------
                                   Name:     Amihai Ben-David

                                   Title:    Compsenation Committee Member


                                   By:          /s/ William V. Botts
                                       -----------------------------------
                                   Name:     William V. Botts

                                   Title:    Compsenation Committee Member



"GERHARD":
                                               /s/ Larry J. Gerhard
                                       -----------------------------------
                                                 Larry J. Gerhard


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